EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PAINCARE HOLDINGS ACQUIRES KENNETH M. ALO, M.D., P.A.

Internationally Renowned Interventional Pain Management Physician

Joins PainCare’s Team of World Class Pain Relief Specialists

Houston-Based Practice Expected To Deliver $2.3 Million In Annual Revenue

And $1.4 Million in EBITDA In 2004

ORLANDO, FL – (PR Newswire) – January 9, 2004 – PainCare Holdings, Inc. (AMEX:PRZ) today announced that it has completed, effective December 31, 2003, the closing of a Definitive Merger Agreement and a Definitive Management Agreement with Kenneth M. Alo, M.D., P.A. based in Houston, Texas.

The Company has acquired the non-medical assets of Dr. Alo’s PA and will provide ongoing management and administrative services to a newly formed successor medical practice. Subject to certain yet undetermined post-closing adjustments, if any, the purchase price will consist of $1,750,000 in cash and 777,778 shares of PainCare’s common stock valued at $2.25 per share. PainCare may also make additional payments of up to $3,500,000 in cash and common stock if certain net earnings goals are achieved in each of the first three fiscal years following the closing. Dr. Alo’s practice is expected to contribute approximately $2.3 million in annual revenue to PainCare and approximately $1.4 million in EBITDA in 2004.

Board certified in pain management and anesthesiology, Dr. Alo is a globally renowned leader in interventional pain management having served on many national and international boards and committees, as well as the faculties of Baylor College of Medicine, the University of Texas Medical Branch-Galveston, and the University of Pisa in Italy.

Dr. Alo has trained physicians in over 200 pain management centers worldwide, including the Universities of Vienna and Innsbruck, Austria; Catholica Hospital in Rome, Italy; Foundacion Hospital Alcorcon, Madrid, Spain; Guys/St. Thomas Hospital in London, England; the Marienkrankenhaus, Soest, Germany; and Kirshgarten Klinic in Basel, Switzerland. He also serves on the editorial board of the Journal of Neuromodulation and Newsletter Neurocontact, as well as the governing boards of the American Neuromodulation Society, Texas Pain Society, The National Pain Foundation and the International Neuromodulation Society. In addition, Dr. Alo is routinely engaged by major medical device companies to educate and train physicians on using the latest, cutting edge pain relief technologies and therapies.

“After having met with PainCare’s senior management team and following my study of their business practices, future growth plans and current cadre of medical professionals, it became evident that PainCare is building a very special company squarely focused on advancing the practice of interventional pain management,” stated Dr. Alo. “Although building a successful business is a vitally important mission, PainCare’s noted commitment to elevating standards of care for people suffering from chronic pain is clearly of equal importance. I look forward to assisting PainCare in achieving both of these objectives by leveraging my professional experience, industry contacts and relationships to attract other like-minded physicians and pain management experts to PainCare.”

Randy Lubinsky, CEO of PainCare, stated, “Having Dr. Alo join PainCare’s growing team of world class pain relief specialists is a testament to PainCare’s business model and to our vision for the future of high tech pain management. Not only has Dr. Alo trained internationally on emerging pain therapies, he also holds numerous patents in the field. We are pleased to welcome Dr. Alo to the Company and expect that he will contribute greatly to PainCare achieving many of its strategic and financial goals.”

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost-effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation. The Company has established and is aggressively expanding a network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. PainCare has built a professional healthcare organization comprised of many internationally renowned pain management physicians, neuro- and orthopedic surgeons, and physiatrists with centers found in Florida, Colorado, North Dakota, Louisiana, Missouri and Canada.

In addition, PainCare markets a proprietary, turnkey orthopedic rehabilitation program, called MedX-Direct, to the nation’s leading orthopedic surgery, neuro-surgery, physiatry and pain management practices, which provides the most advanced testing, strengthening and rehabilitation utilizing state-of-the-art MedX equipment installed on-site at each physician practice. To date, PainCare has deployed or is in the process of deploying 28 Med-X Direct programs throughout North America.

For more information on PainCare, please visit the Company web site at

www.paincareholdings.com.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT

Stephanie Noiseux, Elite Financial Communications Group, LLC

407-585-1080 or via email at steph@efcg.net